CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

HOMEOWNERS OF AMERICA HOLDING CORPORATION

Homeowners of America Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting a second paragraph to Article “FOURTH” which reads in full as follows:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each one share of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into two and one half (2.5) shares of Common Stock (the “Stock Split”). No fractional shares shall be issued in connection with the Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder's Old Certificates (as defined below), in amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

SECOND: This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, said Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly executed by its authorized officer on this 27th day of August, 2013.

HOMEOWNERS OF AMERICA HOLDING CORPORATION
By:
Name:	Spencer Tucker
Title:	President and Chief Executive Officer